Exhibit 99

                           NASDAQ Notifies Paid, Inc.
                     Of Date to Remove "V" from Stock Symbol

Company to return to T+3 trading status effective February 24, 2004

WORCESTER, MA - February 23, 2004 - Paid, Inc. (OTCBB: PAYDV) announced today that Nasdaq will remove the "V" from the Company's trading symbol, which will end the "when-issued" designation. As of February 24, 2004, all trades will now settle on the trade date plus three days (T+3), under the stock symbol "PAYD". All trades made prior to or on February 24, 2004 are expected to clear and settle by Friday, February 27, 2004. Otherwise, buy-in procedures may be initiated.

As previously announced, the Company's Bylaws require that all stock certificates include the name of the beneficial owner. As a result of this Bylaws requirement, the Company expects that the settlement of all trades made after the new effective date will be through physical delivery of stock certificates rather than through DTC.

"We appreciate the stockholders' patience throughout the process, and we encourage stockholders or brokers to turn in any remaining certificates for exchange," said Greg Rotman, CEO of Paid, Inc.

About Paid, Inc.

Paid's innovative products and services are utilized in online auction management, ecommerce and web site development and hosting. Using proprietary technology, Paid, Inc. is a respected developer of dynamic, cutting edge celebrity web sites and ecommerce storefronts that attract tens of thousands of visitors daily. Paid's AuctionInc brand auction management and shipping calculation software utilized Paid's patent-pending process technologies to streamline back-office and shipping processes for online auctions and e-commerce. Paid's Rotman Auction is an eBay Platinum Powerseller that sells thousands of items -- primarily sports, Hollywood and Americana collectibles and memorabilia -- each week on eBay. The company also builds and maintains large database-driven portals across a broad array of industries. The Company's common stock is traded on the Nasdaq OTC Bulletin Board under the symbol PAYD. For further information visit www.paid.com.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events, including matters related to the Company's operations. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct, including Nasdaq's announcements related to the "when-issued" status, the date in which the stock will return to T+3 trading, whether future settling and clearing of trades will occur electronically or solely through physical delivery, and any other matters related to trading of the Company's stock. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. In addition, other factors that could cause actual results to differ

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materially are discussed in the Company's most recent filings, including Form
10-KSB with the Securities and Exchange Commission.

Contact:

   Media Contact: Julie Shepherd, Accentuate PR, (815) 479-1833, Julie@paid.com Investor Contact, Dennis Evanson, (719) 534-0292, dennis@paid.com
   Transfer Agent, John Troster, Olde Monmouth Stock Transfer Co., Inc.,
   (732) 872-2727